EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No.333-107736) relating to WesBanco, Inc.’s Key Executive Incentive Bonus and Option Plan,

(2) Registration Statement (Form S-8 No. 333-158749) relating to WesBanco, Inc.’s KSOP,

(3) Registration Statement (Form S-8 No. 333-166541) relating to WesBanco, Inc.’s Incentive Bonus, Option and Restricted Stock Plan,

(4) Registration Statement (Form S-8 No. 333-214620) relating to WesBanco, Inc.’s Deferred Compensation Plan;

of our reports dated February 24, 2017, with respect to the consolidated financial statements of WesBanco, Inc. and the effectiveness of internal control over financial reporting of WesBanco, Inc. included in this Annual Report (Form 10-K) of WesBanco, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 24, 2017